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CHIRON                                                               NEWSRELEASE

RELEASE DATE: Immediate

CONTACT:      Larry Kurtz
              Vice President, Corporate Communications
              (510) 601-2476

CHIRON VISION TO ACQUIRE J&J's IOLAB SURGICAL DIVISION
          FOR $95 MILLION AND WILL RESTRUCTURE

EMERYVILLE, CALIF., MARCH 6, 1995 -- Chiron Corporation (NASDAQ:CHIR) announced today that its Chiron Vision business has reached an agreement to acquire the ophthalmic surgical division of IOLAB from Johnson & Johnson for approximately $95 million, and following the acquisition will begin a global restructuring of the combined operations to enhance manufacturing, marketing and management efficiencies. The acquisition will expand and strengthen Chiron Vision's product offering for cataract surgeries by adding a preferred viscoelastic, a diverse line of intraocular lenses (IOLs), synergies in advanced phacoemulsification instruments and an established customer base to augment its existing business. Chiron Vision and IOLAB are leading suppliers of intraocular lenses and related products for cataract surgeries, each with 1994 sales of about $100 million. The combination will strengthen Chiron Vision's position as a major supplier in the worldwide ophthalmic surgical market. The transaction has cleared all necessary U.S. regulatory approvals.
     To reduce costs and capitalize on potential economies of scale from the integration of the two organizations, Chiron Vision will consolidate its IOL manufacturing in Lyon, France, at the facilities of DomiLens, Chiron Vision's subsidiary acquired in May 1994, and at IOLAB's plant in Claremont, California, which also will become the combined company's headquarters.
     Timing for the consolidation of manufacturing facilities will depend upon establishment license approvals, but will begin following the combination of the two companies and is expected to be completed in approximately two years. The headquarters relocation and an organizational restructuring to globalize and streamline Chiron's research and development, scientific affairs, marketing, finance and management functions, also will begin immediately following the completion of the acquisition.
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Chiron Vision To Acquire IOLAB and Will Restructure
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     The proposed purchase by Chiron Vision will result in a charge to
Chiron's earnings in the first quarter of 1995 for the acquisition of in-process technology and an additional charge for restructuring and other related expenses.
     "The ophthalmic surgery market has been a challenging environment to achieve consistent profitability, but will be attractive for companies that emerge from the current consolidation pressures as clearly established global product and market leaders," said William J. Link, Ph.D., chief executive officer of Chiron Vision. "The acquisition of IOLAB together with the concurrent restructuring and streamlining of the combined operations will help ensure long-term leadership in global ophthalmic surgical markets by giving us a stronger platform from which to launch novel products. Cost reductions from productivity gains will enable Chiron Vision to be a more competitive company while we invest in promising vision correction products such as our intraocular drug delivery implant and corneal inlay lens for presbyopia."
     "Both Chiron Vision and IOLAB have an excellent reputation with our customers for delivering products of high value that meet their needs currently and as they evolve over time," Link continued. "IOLAB's Amvisc is a highly regarded viscoelastic, a key cataract surgery product that Chiron Vision has lacked. We will enhance our phaco instrument line by combining technologies. IOLAB also is a leader in selling bundled ophthalmic products, which is of increasing importance to buying groups and managed care organizations who play an important role in the marketplace. Chiron has been a leader in providing foldable IOLs, the fastest-growing market segment, and in refractive surgical products such as advanced excimer lasers and corneal shapers. We expect a seamless transition in the market, and more efficient performance in both the near and long term."

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Chiron Vision To Acquire IOLAB And Will Restructure
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     "Chiron Vision has been and will continue to be an important component of
Chiron's strategy for building sustainable presences in attractive markets in the global healthcare marketplace," said Edward E. Penhoet, Ph.D., Chiron president and chief executive officer. "We are optimistic about the potential for Chiron Vision's ganciclovir intraocular implant, which has shown significant improvement over current therapy in treating CMV retinitis in AIDS patients. We will submit regulatory applications for this product shortly. We also expect Chiron Vision's market position will enable us to launch potential diagnostics and therapeutics from Chiron's technology into the ophthalmic market. As a result of our new partnership with Ciba, we also foresee significant potential value in collaborating with Ciba Vision, which in 1994 acquired the pharmaceutical division of IOLAB from Johnson & Johnson."
     In conjunction with the IOLAB acquisition and subsequent restructuring, David Morrison, currently president of Chiron Vision international operations, will become president and chief operating officer of the combined company. Morrison joined Chiron Vision in 1994 with significant international healthcare experience, including as European general manager of the Oral-B division of Gillette and as manager of Europe for Cooper Vision.
     Chiron Corporation, headquartered in Emeryville, California, applies biotechnology and other techniques of modern biology and chemistry to develop products intended to improve the quality of life by diagnosing, preventing and treating human disease. Chiron participates in four markets: diagnostics, including immunodiagnostics, critical care diagnostics and quantitative bDNA probe tests, therapeutics for cancer and infectious disease, adult and pediatric vaccines, and ophthalmic instruments and devices used for the surgical correction of vision. A fifth business, Chiron Technologies, manages development of new technologies from the Company's research including a new generation of chemical therapeutics being developed through advanced techniques of drug design and discovery, and a program in gene therapy.

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